Exhibit (j)(27) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 181 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our reports, dated May 23, 2016 and December 23, 2016, on Federated Fund for U.S. Government Securities and Federated Muni and Stock Advantage Fund, respectively, (two of the portfolios constituting Federated Income Securities Trust) included in each Annual Shareholder Report for the fiscal years ended March 31, 2016 and October 31, 2016, respectively.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 24, 2017